                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        PHOENIX INTERNATIONAL LTD., INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        PHOENIX INTERNATIONAL LTD., INC.
                           500 INTERNATIONAL PARKWAY
                            HEATHROW, FLORIDA 32746

                                 April 10, 1997

TO OUR SHAREHOLDERS:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Phoenix International Ltd., Inc. (the "Company"). The Annual Meeting will be held at the Company's Corporate Headquarters located at 500 International Parkway, Heathrow, Florida 32746 on Friday, May 16, 1997, at 10:00 a.m., local time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business expected to be transacted at the Annual Meeting. In addition to the specific matters to be acted upon, there also will be a report on the operations of the Company, and directors and officers of the Company will be present to respond to your questions.

     Included with the Proxy Statement is a copy of the Company's Annual Report to Shareholders. We encourage you to read the Annual Report. It includes the Company's audited financial statements for the year ended December 31, 1996 as well as information on the Company's operations, markets, products and services.

     Please use this opportunity to take part in the affairs of the Company by voting on the business to come before this Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters acted upon at the Annual Meeting.

     We look forward to seeing you at the Annual Meeting.

                                          Sincerely,
                                          /s/ Bahram Yusefzadeh
                                          Bahram Yusefzadeh
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer

                        PHOENIX INTERNATIONAL LTD., INC.
                           500 INTERNATIONAL PARKWAY
                            HEATHROW, FLORIDA 32746

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON FRIDAY, MAY 16, 1997

TO OUR SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN THAT the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Phoenix International Ltd., Inc., a Florida corporation (the "Company"), will be held at the Company's Corporate Headquarters located at 500 International Parkway, Heathrow, Florida 32746 on Friday, May 16, 1997, at 10:00 a.m., local time, for the following purposes:

          1. to elect three Class I directors to serve for three-year terms;

          2. to consider and act upon the proposal to amend the Company's 1995 Stock Option Plan, effective as of October 21, 1995, to increase the shares reserved for issuance thereunder from 250,000 to 500,000;

          3. to consider and take action on the proposal to amend the Amended and Restated Articles of Incorporation to increase the authorized capital stock; and

          4. to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 24, 1997 are entitled to notice of, and to vote at, the Annual Meeting and at any continuation or adjournment thereof. In accordance with the Florida Business Corporation Act (the "Florida Law"), a list of shareholders entitled to vote at the Annual Meeting shall be open to the examination of any shareholder, his agent or attorney for any purpose germane to the Annual Meeting upon written notice, all as provided by the Florida Law, during regular business hours at the Company's Corporate Headquarters located at 500 International Parkway, Heathrow, Florida 32746, from May 6, 1997 to May 16, 1997, and the list shall be available for inspection at the Annual Meeting by any shareholder that is present.

                                          By Order of the Board of Directors,
                                          /s/ Glenn W. Sturm
                                          GLENN W. STURM
                                          General Counsel and Secretary

Heathrow, Florida
April 10, 1997

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE.

                        PHOENIX INTERNATIONAL LTD., INC.
                           500 INTERNATIONAL PARKWAY
                            HEATHROW, FLORIDA 32746

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                SHAREHOLDERS TO BE HELD ON FRIDAY, MAY 16, 1997

     This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are being furnished to the shareholders of Phoenix International Ltd., Inc., a Florida corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors (the "Board") of the Company for use at the 1997 Annual Meeting of Shareholders (the "Annual Meeting"). The Annual Meeting will be held on Friday, May 16, 1997 at 10:00 a.m., local time, at the Company's Corporate Headquarters located at 500 International Parkway, Heathrow, Florida 32746.

VOTING RIGHTS AND VOTES REQUIRED

     All shareholders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), on March 24, 1997, the record date, will be entitled to vote at the Annual Meeting or any continuation or adjournment thereof. At the close of business on the record date, the Company had 3,862,721 shares of Common Stock outstanding and entitled to vote. A majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Each holder of record of Common Stock on the record date is entitled to one vote for each share of Common Stock so held on each matter to be voted upon at the Annual Meeting. This Proxy Statement and the accompanying Notice of Annual Meeting, Proxy Card and the Company's Annual Report to Shareholders were first mailed to the shareholders on or about April 10, 1997.

     The three directors to be elected at the Annual Meeting will be elected by the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Annual Meeting in person or by proxy. Because the directors will be elected by a plurality vote (i.e., the three persons receiving the highest number of favorable votes will be elected) and assuming such election is uncontested, votes withheld from any one or more nominees will not have any effect on the outcome of the election of directors.

     Approval and ratification of the amendment to the Company's 1995 Stock Option Plan, effective as of October 21, 1995 (the "October Plan"), and actions with respect to any other matter that may properly come before the Annual Meeting (other than the approval of the proposal to amend the Amended and Restated Articles of Incorporation as described below) will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the matter. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding will be required to approve the amendment to the Amended and Restated Articles of Incorporation. Abstentions and broker non-votes will be counted as present for determining the presence of a quorum. For purposes of determining approval of proposals other than the election of directors, abstentions will be deemed to be entitled to vote and, therefore, although not counted as a vote "for" or "against" such proposal, an abstention on any such proposal will have the same effect as a vote "against" that proposal. Broker non-votes will be deemed not entitled to vote on such proposals and, therefore, will have no legal effect on the vote on such proposals.

APPOINTMENT AND REVOCATION OF PROXIES

     The Board has designated Bahram Yusefzadeh and Ralph H. Reichard, and each or either of them, as proxies to vote the shares of Common Stock solicited on its behalf. If the Proxy Card is executed and returned, it may nevertheless be revoked at any time before it has been exercised by: (i) giving written notice to the Secretary of the Company; (ii) delivery of a properly completed later dated proxy; or (iii) attending the Annual Meeting and voting in person. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company or its transfer agent. The mere presence at the Annual Meeting of the shareholder who has appointed a proxy will not revoke the prior appointment. If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the Proxy Card by the shareholder or, if no instructions are indicated, will be voted FOR the slate of directors described herein, FOR the proposal to amend the Company's October Plan, FOR the proposal to amend the Amended and Restated Articles of Incorporation, and as to any other matter that may be properly brought before the Annual Meeting, in accordance with the judgment of the proxy holders.

EXPENSES OF SOLICITATION

     The expense of soliciting proxies will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies. Certain directors, officers and other employees of the Company, without additional compensation, may use their personal efforts, by personal interview, telephone, facsimile or otherwise, to obtain proxies in addition to solicitation by mail.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

     At the Annual Meeting, the shareholders will elect three Class I directors to hold office for three-year terms or until successors have been elected and qualified or until any such director's earlier resignation or removal. Each nominee is presently available for election and is a member of the Board. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may in their discretion vote for a substitute. The following table sets forth the name and age of each person nominated for election as a director; the principal occupation, business or employment of the nominee during the last five years, all other positions with the Company now held by the nominee and the name of any publicly-traded corporation of which the nominee is a director; and the date on which the nominee first became a director of the Company.

     THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

                                              POSITIONS WITH THE COMPANY;
                                             PRINCIPAL OCCUPATIONS DURING                DIRECTOR OF
                                                PAST FIVE YEARS; OTHER                       THE
NAME (AGE)                                           DIRECTORSHIPS                      COMPANY SINCE
----------                                   ----------------------------               -------------
Ruann F. Ernst (50)............  General Manager -- Financial Services Business Unit        1996
                                 of Hewlett-Packard Company since 1995; Marketing
                                 Manager for financial industry and process, retail
                                 and oil and gas industries for Hewlett-Packard
                                 Company from 1993 to 1995; Director of Strategic
                                 Business for Hewlett-Packard's multiuser Unix product
                                 line from 1991 to 1993.
William C. Hess (60)...........  President of Iowa Savings Bank since 1984; chairman        1993
                                 of the board of Sac City State Bank since 1981;
                                 director of Audubon State Bank, Iowa Savings Bank,
                                 Perry State Bank, Raccoon Valley State Bank and Home
                                 State Bank; past director of Shazam, Inc., the Iowa
                                 Bankers Mortgage Association, and Iowa Bankers
                                 Association; past member of the board of directors of
                                 the Iowa Department of Banking.
O. Jay Tomson (60).............  Chairman of the Board of the Company from August 1993      1993
                                 to February 1994; chairman of the board and chief
                                 executive officer of First Citizens National Bank
                                 since 1974; chairman of the board of First Citizens
                                 Financial Corporation since 1977; director of Seilon,
                                 Inc.; member of the Board of Directors of the Federal
                                 Reserve Bank of Chicago from 1980 to 1986; former
                                 director and president of Shazam, Inc.

DIRECTOR COMPENSATION

     In June 1996, the Company adopted and the shareholders approved the Phoenix International Ltd., Inc. 1996 Director Stock Option Plan (the "1996 Director Plan"). The 1996 Director Plan provides for the granting of non-qualified stock options to the directors of the Company. The 1996 Director Plan authorizes the issuance of up to 99,000 shares of Common Stock pursuant to options having an exercise price equal to the fair market value of the Common Stock on the date of grant. The 1996 Director Plan contains provisions providing for adjustment of the number of shares available for option and subject to unexercised options in the event of stock splits, dividends payable in Common Stock, business combinations or certain other events affecting the Common Stock. The Board administers the 1996 Director Plan subject to certain limitations.

     The 1996 Director Plan provides for the grant of options to purchase 2,000 shares to each director of the Company on the date of such director's election to the Board and on the anniversary date of such election and 1,000 shares of Common Stock to each non-employee director of the Company on the date of such director's election to a committee of the Board at an exercise price equal to the fair market value of the Common Stock on the date the options are granted. Each option shall be exercisable in full beginning six months after the date of grant and shall expire five years after the date of grant, unless canceled sooner as a result of termination of service or death, unless such option is fully exercised prior to the end of the option period. As of February 28, 1997, options to acquire 30,000 shares of Common Stock were outstanding under the 1996 Director Plan.

     In addition, the Company has paid all travel expenses and reimbursed the directors for their out of pocket expenses related to their services as directors. Directors do not receive cash fees for their services as directors of the Company.

BOARD MEETINGS AND COMMITTEES

     The Board met or acted by written consent nine times during the fiscal year ended December 31, 1996. Standing committees of the Board currently include: an Executive Committee, an Audit Committee, and a Compensation and Stock Option Committee. Each director attended at least 75% of all Board and relevant committee meetings during the year ended December 31, 1996, except that Ms. Ernst attended one of three meetings subsequent to her appointment to the Board in July 1996.

     Messrs. Fenton, Holly, Reichard and Yusefzadeh are presently the members of the Executive Committee. The Executive Committee met or acted by written consent four times during the year ended December 31, 1996. The Executive Committee is vested with all the powers of the Board, except that the Executive Committee cannot take action to: (i) approve or recommend to shareholders actions or proposals required by the Florida Business Corporation Act (the "Florida Law") to be approved by the shareholders; (ii) fill vacancies on the Board or any committee thereof; (iii) adopt, amend or repeal the Amended and Restated Bylaws (the "Bylaws"); (iv) authorize or approve the reacquisition of shares; (v) authorize or approve the issuance or sale or contract for the sale of shares, or determine the designation and relative rights, preferences and limitations of a voting group; and (vi) take any other action not permitted to be delegated to a committee under the Florida Law or the Bylaws.

     The Executive Committee also acts as the nominating committee of the Board. The Executive Committee recommends qualified candidates for election as officers and directors of the Company. Shareholders who wish to recommend candidates for consideration by the Board may do so by writing to the Secretary of the Company, which notice must be received by the Company not less than 90 days prior to the anniversary of the previous year's annual meeting and must provide the candidate's name, biographical data and qualifications in accordance with the Bylaws.

     Messrs. Fenton (Chairman), Holly, Murphy and Sturm are presently the members of the Audit Committee. The Audit Committee met once during the year ended December 31, 1996. The principal functions of the Audit Committee are reviewing the Company's internal controls and the objectivity of its financial reporting, making recommendations regarding the Company's employment of independent auditors and reviewing the annual audit with the auditors.

     Messrs. Fenton, Holly (Chairman) and Yusefzadeh (non-voting member) are presently the members of the Compensation and Stock Option Committee. Neither Mr. Fenton nor Mr. Holly has been an officer or an employee of the Company at any time. The Compensation and Stock Option Committee met or acted by written consent four times during the year ended December 31, 1996. The functions of the Compensation and Stock Option Committee are to review and set the compensation of the Company's Chief Executive Officer and certain of its most highly compensated officers, including salaries, bonuses and other incentive plans, stock options and other forms of compensation, and to administer the Phoenix International Ltd., Inc. 1995 Employee Stock Option Plan, effective as of March 18, 1995 (the "March Plan"), and the October Plan. Mr. Yusefzadeh does not vote on any matter placed before the Compensation and Stock Option Committee. See "Report of the Compensation and Stock Option Committee on Executive Compensation."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of February 28, 1997 with respect to the beneficial ownership of the Common Stock by: (i) each director; (ii) each executive officer named in the Summary Compensation Table;
(iii) each shareholder known by the Company to be a beneficial owner of more than 5% of the Common Stock; and (iv) all executive officers and directors as a group. Unless otherwise indicated, each of the shareholders listed below exercises sole voting and dispositive power over the shares.

                                                              SHARES BENEFICIALLY OWNED
                                                              -------------------------
NAME                                                           NUMBER        PERCENT(1)
----                                                          ---------      ----------
Bahram Yusefzadeh(2)........................................  1,095,416         28.0
SAFECO Corporation(3).......................................    313,300          8.1
SAFECO Asset Management Company(4)..........................    213,300          5.5
Yusefzadeh Family Limited Partnership(5)....................    236,861          6.1
Ronald E. Fenton(6).........................................    225,071          5.8
BancSecurity Corporation(7).................................    204,293          5.3
James C. Holly(8)...........................................    202,120          5.2
Ralph H. Reichard(9)........................................    150,966          3.8
Michael R. Newes(10)........................................    146,909          3.8
William C. Hess(11).........................................    134,735          3.5
Paul A. Jones(12)...........................................     69,943          1.8
O. Jay Tomson(13)...........................................     55,431          1.4
Glenn W. Sturm(14)..........................................     41,232          1.1
Gerald P. Nissen(15)........................................     36,101            *
J. Michael Murphy(16).......................................     34,859            *
Clay E. Scarborough(17).....................................     23,231            *
Jack A. Blaine(18)..........................................      2,000            *
Ruann F. Ernst(18)..........................................      2,000            *
All directors and executive officers as a group (17
  persons)..................................................  2,322,211         55.4

---------------

   * Indicates less than 1%.
 (1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares that such person or group has the right to acquire within 60 days after February 28, 1997 or with respect to which such person otherwise has or shares voting or investment power. For purposes of computing the percentages of outstanding shares held by each person or group of persons on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding for purposes of computing the percentage for such person or group but are not deemed to be outstanding for the purpose of computing the percentage of any other person or group.
 (2) Mr. Yusefzadeh's address is c/o Phoenix International Ltd., Inc., 500 International Parkway, Heathrow, Florida 32746. Includes: (i) 812,184 shares held in his name; (ii) 236,861 held by the Yusefzadeh Family Limited Partnership (the "Yusefzadeh Partnership") of which Mr. Yusefzadeh is the general partner; (iii) options to acquire 44,139 and 2,000 shares that are currently exercisable at exercise prices of $4.74 and $12.00, respectively, per share; and (iv) 232 shares held by his daughter. Mr. Yusefzadeh disclaims beneficial ownership with respect to his daughter's shares.
 (3) As reported by SAFECO Corporation ("Safeco") in a Statement on Schedule 13G filed with the Securities and Exchange Commission (the "Commission"). In its Statement on Schedule 13G, Safeco reports that it is a holding company for SAFECO Asset Management Company ("Safeco Management"), a registered investment advisor to several investment companies. As a result of its ownership of Safeco Management, Safeco may be deemed to be the beneficial owner of the shares of the Company's Common Stock managed by Safeco Management. Safeco specifically disclaims ownership over these shares of Common Stock. Safeco's address is SAFECO Plaza, Seattle, Washington 98185.
 (4) As reported by Safeco Management in a Statement on Schedule 13G filed with the Commission. As a result of its role as an investment advisor, Safeco Management may be deemed to be the beneficial owner of the shares of the Company's Common Stock held on behalf of its clients. Safeco Management specifically disclaims ownership over these shares of Common Stock. SAFECO Management's address is SAFECO Plaza, Seattle, Washington 98185.
 (5) The Yusefzadeh Partnership's address is c/o Bahram Yusefzadeh, Phoenix International Ltd., Inc. 500 International Parkway, Heathrow, Florida 32746. The Yusefzadeh Partnership disclaims beneficial ownership with respect to all shares held by Mr. Yusefzadeh other than through the Yusefzadeh Partnership.
 (6) Mr. Fenton's address is c/o Security Bank, 11 North First Avenue, Marshalltown, Iowa 50158. Includes: (i) 11,940 shares held by Mr. Fenton and his wife, as joint tenants; (ii) 3,838 shares held by his individual retirement account; (iii) options to acquire 2,000 and 3,000 shares that are currently exercisable at exercise prices of $12.00 and $15.25, respectively, per share; and (iv) 204,293 shares held in the name of BancSecurity Corporation. Mr. Fenton is the president, chief executive officer and a director of BancSecurity Corporation. Mr. Fenton disclaims beneficial ownership of the shares held by BancSecurity Corporation.
 (7) BancSecurity Corporation's address is 11 North First Avenue, Marshalltown, Iowa 50158. BancSecurity Corporation disclaims beneficial ownership with respect to Mr. Fenton's shares.
 (8) Mr. Holly's address is 86 North Main Street, Porterville, California 93258.
     Includes: (i) 11,062 shares held in his name; (ii) options to acquire 2,000 and 3,000 shares that are currently exercisable at exercise prices of $12.00 and $15.25, respectively, per share; and (iii) 186,058 shares held in the name of Bank of the Sierra. Mr. Holly is the president, chief executive officer and a director of Bank of the Sierra. Mr. Holly disclaims beneficial ownership of the shares held by Bank of the Sierra.
 (9) Includes: (i) 6,969 shares held in Mr. Reichard's name; (ii) 16,262 shares held by his individual retirement account; (iii) options to acquire 96,410 and 2,000 shares that are currently exercisable at exercise prices of $4.30 and $12.00, respectively, per share; and (iv) 29,325 shares held by his wife. Mr. Reichard disclaims beneficial ownership with respect to his wife's shares.
(10) Includes: (i) 106,952 shares held in Mr. Newes' name; (ii) 26,019 shares held by his individual retirement account; and (iii) options to acquire 13,938 shares that are currently exercisable at an exercise price of $4.30 per share.
(11) Includes: (i) 25,196 shares held in Mr. Hess' name; (ii) 5,111 shares held by his individual retirement account; (iii) options to acquire 9,292 and 2,000 shares held in his name that are currently exercisable at exercise prices of $4.30 and $12.00, respectively, per share; (iv) 84,286 shares held in the name of Community Grain Corporation, of which he is secretary and treasurer and over which he shares voting and dispositive power; (v) 2,950 shares held in the name of Dallas Investment Company, of which he is president and director; (vi) 2,950 shares held in the name of Perry Investment Company, of which he is president, director and chairman; and
     (vii) 2,950 shares held in the name of Sac City Limited, of which he is president, secretary, treasurer and a director. Mr. Hess is the president of Iowa Savings Bank and chairman of the board of Sac City Sate Bank. Mr. Hess disclaims beneficial ownership of the shares of Common Stock described in clauses (iv)-(vii) above.
(12) Includes: (i) options to acquire 9,292 and 2,000 shares held by Mr. Jones that are currently exercisable at exercise prices of $4.30 and $12.00, respectively, per share; and (ii) 58,651 shares held in the name of Cummins-American Corporation. Mr. Jones is a director of Cummins-American Corporation, and he and his immediate family control 94% of the voting stock of Cummins-American Corporation. Mr. Jones disclaims beneficial ownership of the shares held by Cummins-American Corporation.
(13) Includes: (i) 11,000 shares held in Mr. Tomson's name; (ii) options to acquire 2,000 shares that are currently exercisable at an exercise price of $12.00 per share; (iii) 34,431 shares held in the name of the First Citizens National Bank Charitable Foundation; and (iv) 8,000 shares held in the name of Kanabec Credit Corporation. Mr. Tomson is a director of the First Citizens National Bank Charitable Foundation and owns a controlling interest in Kanabec Credit Corporation. Mr. Tomson disclaims beneficial ownership of the shares held by these entities.
(14) Includes: (i) 11,616 shares held in Mr. Sturm's name; (ii) options to acquire 11,616, 2,000 and 1,000 shares that are currently exercisable at exercise prices of $4.30, $12.00 and $15.25, respectively, per share; and
     (iii) options to acquire 15,000 shares from Mr. Yusefzadeh that are currently exercisable at an exercise price of $17.00 per share.
(15) Includes: (i) 2,323 shares held in Mr. Nissen's name; and (ii) options to acquire 33,778 shares that are currently exercisable at exercise prices ranging from $4.30 to $12.00 per share.
(16) Includes: (i) 22,567 shares held in the name of Murphy Family Partners; and
     (ii) options to acquire 9,292, 2,000 and 1,000 shares that are currently exercisable at exercise prices of $4.30, $12.00 and $15.25, respectively, per share. Mr. Murphy is the trust protector of Murphy Family Partners and exercises sole voting and dispositive power over the shares held by Murphy Family Partners.
(17) Includes options to acquire 23,231 shares that are currently exercisable at an exercise price of $6.46 per share.
(18) Includes options to acquire 2,000 shares that are currently exercisable at an exercise price of $12.75 per share.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued by the Company for services rendered during the years indicated to the Company's Chief Executive Officer and the four most highly compensated executive officers whose total salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers") during the year ended December 31, 1996. The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during the periods shown.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                              COMPENSATION
                                            ANNUAL COMPENSATION                  AWARDS
                                  ----------------------------------------   ---------------
                                                                 OTHER         SECURITIES
                                                                 ANNUAL        UNDERLYING         ALL OTHER
                        YEAR(1)   SALARY ($)   BONUS ($)(2)   COMPENSATION   OPTIONS/SARS(3)   COMPENSATION ($)
                        -------   ----------   ------------   ------------   ---------------   ----------------
Bahram Yusefzadeh.....   1996      196,544       100,000         10,656(4)        2,000             10,871(5)
  Chairman of the
  Board                  1995      194,795        19,000             --          78,985              7,538(6)
  and Chief Executive    1994      160,000        30,000(7)          --          22,567              5,847(8)
  Officer
Ralph H. Reichard.....   1996      150,000        80,000             --           2,000              1,777(9)
  President and Chief    1995      140,000            --             --          90,601                 --
  Operating Officer      1994           --            --             --          58,078                 --
Michael R. Newes......   1996      110,000        15,819(10)         --              --                 --
  Senior Vice
  President              1995      107,436        36,474(11)         --          18,584                 --
  of Worldwide           1994      100,000         4,000(12)         --          45,797                400(13)
  Marketing
Gerald P. Nissen......   1996      113,333        30,000                         18,485                 --
  Senior Vice
     President           1995      100,833            --             --          43,094                 --
  of Technology
     Services            1994           --                           --              --                 --

                                                                                LONG-TERM
                                                                              COMPENSATION
                                            ANNUAL COMPENSATION                  AWARDS
                                  ----------------------------------------   ---------------
                                                                 OTHER         SECURITIES
                                                                 ANNUAL        UNDERLYING         ALL OTHER
                        YEAR(1)   SALARY ($)   BONUS ($)(2)   COMPENSATION   OPTIONS/SARS(3)   COMPENSATION ($)
                        -------   ----------   ------------   ------------   ---------------   ----------------
Clay E. Scarborough...   1996       85,500        42,000         26,850(14)      46,462                 --
  Senior Vice
  President              1995           --            --             --              --                 --
  and Chief Financial    1994           --            --             --              --                 --
  Officer

---------------

 (1) During 1995, the Company changed its fiscal year end from January 31 to December 31. Accordingly, the information reported for 1995 is for the eleven months ended December 31, 1995 and the information reported for 1994 is for the twelve months ended January 31, 1995.
 (2) Bonuses for each year include amounts earned for that year, even if paid in the subsequent year, and exclude bonuses paid during that year but earned for a prior year.
 (3) All figures in this column reflect options to purchase shares of Common Stock.
 (4) Represents automobile lease payments paid by the Company for Mr.
     Yusefzadeh.
 (5) Includes $6,076 for long-term disability premiums paid by the Company, $1,584 for term life insurance paid by the Company for Mr. Yusefzadeh's beneficiaries and $3,211 for health insurance premiums paid by the Company for Mr. Yusefzadeh's dependents.
 (6) Includes $2,887 for long-term disability premiums paid by the Company, $1,824 for term life insurance premiums paid by the Company for Mr. Yusefzadeh's beneficiaries and $2,827 for health insurance premiums paid by the Company for Mr. Yusefzadeh's dependents.
 (7) Represents a bonus approved by the Board as reimbursement for expenses incurred by Mr. Yusefzadeh for expenses related to the start-up of the Company.
 (8) Includes $3,803 for health insurance premiums paid by the Company, $1,644 for life insurance premiums paid by the Company for Mr. Yusefzadeh's beneficiaries and $400 for Mr. Yusefzadeh's imputed cost of excess life insurance.
 (9) Represents health insurance premiums paid by the Company for Mr. Reichard's dependent.
(10) Reflects an incentive-based commission of which $10,725 was earned and paid in 1996 and $5,094 was earned in 1996 and paid in 1997.
(11) Reflects an incentive-based commission paid for fiscal 1995.
(12) Reflects a bonus earned in fiscal 1994 but paid in fiscal 1995.
(13) Represents imputed cost of excess life insurance.
(14) Represents a relocation allowance grossed up for taxes.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning each grant of stock options to each of the Named Executive Officers during year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                             ---------------------------------------------------
                                             PERCENT OF                             POTENTIAL REALIZABLE VALUE
                              NUMBER OF        TOTAL                                 AT ASSUMED ANNUAL RATES
                             SECURITIES       OPTIONS      EXERCISE                OF STOCK PRICE APPRECIATION
                             UNDERLYING      GRANTED TO    OR BASE                     FOR OPTION TERM (1)
                               OPTIONS      EMPLOYEES IN    PRICE     EXPIRATION   ----------------------------
                             GRANTED (#)    FISCAL YEAR     ($/SH)       DATE        5% ($)           10% ($)
                             -----------    ------------   --------   ----------   -----------      -----------
Bahram Yusefzadeh..........     2,000(2)         0.8%       $12.00       2001         $  6,624         $ 14,664
Ralph H. Reichard..........     2,000(2)         0.8         12.00       2001            6,624           14,664
Michael R. Newes...........        --             --            --         --               --               --
Gerald P. Nissen...........     3,485(3)         1.3          6.46       2003            7,675           17,489
                               15,000(4)         5.8         12.00       2006          113,184          286,866
Clay E. Scarborough........    46,462(5)        17.9          6.46       2006          188,731          478,340

---------------

(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.
(2) Options were granted at the fair market value of the Common Stock on the date of grant as determined by the Board. Represents director stock options that are fully vested.
(3) Options were granted at the fair market value of the Common Stock on the date of grant as determined by the Board. Represents incentive stock options which were granted on March 6, 1996 and vest ratably on each of March 6, 1996, 1997 and 1998.
(4) Options were granted at the fair market value of the Common Stock on the date of grant as determined by the Board. Represents incentive stock options which were granted on June 28, 1996 and vest ratably on each of February 1, 1997, 1998, 1999 and 2000.
(5) Options were granted at the fair market value of the Common Stock on the date of grant as determined by the Board. Represents incentive stock options which were granted on March 6, 1996 and vest ratably on each of March 6, 1996, 1997, 1998 and 1999.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth the number of options exercised and the value realized on such exercises during the year ended December 31, 1996 and the value of options held by the Named Executive Officers as of December 31, 1996.

             AGGREGATE OPTION/SAR EXERCISE IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                             SECURITIES UNDERLYING             IN-THE-MONEY
                                                               OPTIONS AT FISCAL             OPTIONS AT FISCAL
                             SHARES                              YEAR END (#)                 YEAR END ($)(1)
                            ACQUIRED          VALUE       ---------------------------   ---------------------------
         NAME            ON EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            ---------------   ------------   -----------   -------------   -----------   -------------
Bahram Yusefzadeh......          --                --       28,716         52,269        $344,849       $654,147
Ralph H. Reichard......          --                --       72,274         55,174         920,230        714,755
Michael R. Newes.......      45,797          $487,424       11,615          6,969         150,360         90,217
Gerald P. Nissen.......          --                --       18,702         40,553         239,605        404,545
Clay E. Scarborough....          --                --       11,616         34,846         125,374        376,100

---------------

(1) The closing price of the Common Stock on The Nasdaq Stock Market's National Market on December 31, 1996 was $17.25 per share.

EMPLOYMENT AGREEMENTS

     Effective December 28, 1995, Bahram Yusefzadeh and the Company entered into an employment agreement (the "Yusefzadeh Agreement") pursuant to which he serves as the Company's Chairman of the Board and Chief Executive Officer. Mr. Yusefzadeh's current annual base salary is $210,800, plus incentive compensation as determined by the Compensation and Stock Option Committee based upon achievement of targeted levels of performance and such other criteria as such Committee shall establish from time to time, and an additional bonus as determined by such Committee. In addition, the Yusefzadeh Agreement provides for Mr. Yusefzadeh to receive health insurance for himself and his dependents, long term disability insurance, civic and social club dues and use of an automobile owned or leased by the Company. If Mr. Yusefzadeh's employment is terminated by the Company in breach of the Yusefzadeh Agreement or if Mr. Yusefzadeh terminates the Yusefzadeh Agreement within certain dates after a change in control (as defined therein), the Company must pay Mr. Yusefzadeh one-twelfth of his annual base salary and bonus for each of the 36 consecutive 30-day periods following the termination and must continue Mr. Yusefzadeh's life and health insurance until he reaches age 65. In such case of termination, Mr. Yusefzadeh's outstanding options to purchase Common Stock would vest and become immediately exercisable. The Yusefzadeh Agreement has a term of three years and renews daily until either party fixes the remaining term at three years by giving written notice.

     On December 28, 1995, Ralph Reichard and the Company entered into an employment agreement (the "Reichard Agreement") pursuant to which he serves as the Chief Operating Officer and President of the Company. Mr. Reichard's current annual base salary is $155,000, plus incentive compensation as determined by the Compensation and Stock Option Committee based upon achievement of targeted levels of performance and such other criteria as such Committee shall establish from time to time, and an additional bonus as determined by such Committee. In addition, the Reichard Agreement provides for Mr. Reichard to receive health insurance for himself and his dependents, civic and social club dues and use of an automobile owned or leased by the Company. If Mr. Reichard's employment is terminated by the Company in breach of the Reichard Agreement or if Mr. Reichard terminates the Reichard Agreement within certain dates after a change in control (as defined therein), the Company must pay Mr. Reichard one-twelfth of his annual base salary and bonus for each of the 36 consecutive 30-day periods following the termination and must continue Mr. Reichard's life and health insurance until he reaches age 65. In such case of termination, Mr. Reichard's outstanding options to purchase Common Stock would vest and become immediately exercisable. The

Reichard Agreement has a term of three years and renews daily until either party fixes the remaining term at three years by giving written notice.

     The Company has entered into employment agreements with Messrs. Boughton, Newes, Nissen, Scarborough and Shivdasani and Ms. Soifer (collectively, the "Other Agreements"). Generally the Other Agreements provide for a minimum base salary per year, and a bonus as determined by the Chief Executive Officer and President based upon achievement of targeted levels of performance and such other criteria as they shall establish from time to time. The agreements for Messrs. Boughton, Newes and Shivdasani contain provisions for commission compensation paid in accordance with a commission plan established each year by the Chief Executive Officer and President. The Other Agreements contain a provision that provides that the employee will receive insurance. Each of the Other Agreements, except for Mr. Scarborough's, have a term of one year and renews daily until either party fixes the remaining term at one year by giving written notice. The term of Mr. Scarborough's agreement is 18 months. If the employee's employment is terminated by the Company for any reason within one year after a change in control or if the employee terminates the agreement with adequate justification, the Company must pay the employee one-twelfth of his annual base salary and bonus for each of 12 (18 under Mr. Scarborough's agreement) consecutive 30-day periods following the termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Stock Option Committee of the Board was formed on March 18, 1995. The members of the Compensation and Stock Option Committee are Messrs. Fenton and Holly (Chairman), and Mr. Yusefzadeh is a non-voting member. Neither Mr. Fenton nor Mr. Holly has been an officer or employee of the Company at any time.

     Transactions with Ronald E. Fenton and Affiliates. Ronald E. Fenton, the president, chief executive officer and a director of BancSecurity Corporation ("BancSecurity"), is a director of the Company, Chairman of the Audit Committee and a member of the Compensation and Stock Option Committee and the Executive Committee. In February 1996, the Company licensed the Phoenix Retail Banking System (the "Phoenix System") to BancSecurity. During the year ended December 31, 1996, the Company recognized revenues from BancSecurity of approximately $521,000 and received from BancSecurity an aggregate of approximately $514,000 (not including taxes or reimbursable expenses) pursuant to its licensing arrangement with the Company. Pursuant to the U.S. Bank Partners' Discount Program (as defined hereafter), BancSecurity was given a discount with an aggregate value of approximately $299,000 on its license and service fees. See "Certain Transactions." As of February 28, 1997, Mr. Fenton held outstanding options to purchase 2,000 and 3,000 shares of Common Stock that are currently exercisable at exercise prices of $12.00 and $15.25, respectively, per share.

     Transactions with James C. Holly and Affiliates. James C. Holly, the president, chief executive officer and director of Bank of the Sierra, is a director of the Company, Chairman of the Compensation and Stock Option Committee and a member of the Audit Committee and the Executive Committee. In March 1994, the Company licensed the Phoenix System to Bank of the Sierra. Pursuant to the U.S. Bank Partners' Discount Program and because Bank of the Sierra was the second commercial installation site for the Phoenix System, Bank of the Sierra was given a discount with an aggregate value of approximately $354,000 on the customer and software support fees. During the year ended December 31, 1996, the Company recognized revenues from Bank of the Sierra of approximately $50,000 and received from Bank of the Sierra an aggregate of approximately $136,000 (not including taxes and reimbursable expenses) pursuant to its licensing arrangement with Bank of the Sierra. See "Certain Transactions." As of February 28, 1997, Mr. Holly held outstanding options to purchase 2,000 and 3,000 shares of Common Stock that are currently exercisable at exercise prices of $12.00 and $15.25, respectively, per share.

     Transactions with Bahram Yusefzadeh. Pursuant to a rights offering to the Company's shareholders, officers and directors in 1994 and pursuant to exercises of options to purchase the capital stock of the Company, Mr. Yusefzadeh and an affiliate of Mr. Yusefzadeh were issued shares of capital stock of the Company in exchange for promissory notes which bore interest at a rate of 7.92% per year and were unsecured.

The principal and interest on the notes were due and payable upon the consummation of the Company's initial public offering in July 1996. In July 1996, Mr. Yusefzadeh and his affiliate paid the Company approximately $1,319,000, plus accrued interest of approximately $159,000, to repay such notes in full. In January 1994, Mr. Yusefzadeh loaned an aggregate of $35,203 to the Company to finance the Company's purchase of certain office equipment. The loan was secured by such office equipment and was payable on demand with interest payable at 12% per annum. In July 1996, the Company repaid to Mr. Yusefzadeh the loan and accrued interest of approximately $46,000 from the proceeds of the Company's initial public offering.

     In May 1996, Mr. Yusefzadeh unconditionally guaranteed the Company's obligations under a line of credit and term loan. The Company paid off the line of credit and term loan from the proceeds of the initial public offering. In addition, Mr. Yusefzadeh personally guaranteed the office lease for the Company's former headquarters in Maitland, Florida (which lease terminates on March 31, 1997) and certain other leases for general office equipment. As of February 28, 1997, Mr. Yusefzadeh held outstanding options to acquire 44,139 and 2,000 shares that are currently exercisable at exercise prices of $4.74 and $12.00, respectively, per share.

CERTAIN TRANSACTIONS

     As an incentive to provide initial capital for the Company, the Company agreed to give certain pricing discounts to a consortium of financial institutions (the "U.S. Bank Partners") on their initial contract with the Company if they licensed the Phoenix System for use in their banks (the "U.S. Bank Partners' Discount Program"). Pursuant to the U.S. Bank Partners' Discount Program, the Company agreed to provide two types of discounts: (i) a credit against the initial license fee equal to the amount of each U.S. Bank Partner's investment in the Company's capital stock; and (ii) a 15% credit on the first five years of customer and software support fees. The Company has offered discounts on license fees totalling $855,000 in connection with the U.S. Bank Partner's investment in the Company's capital stock since its inception. Discounts of $450,000 were used in 1996 and discounts of $300,000 were used in 1995, leaving a balance of $105,000 of available discounts at December 31, 1996 and as of February 28, 1997. The following are a list of transactions where discounts have been given pursuant to the U.S. Bank Partners' Discount Program to U.S. Bank Partners that have an affiliate serving as a member of the Board. See "-- Compensation Committee Interlocks and Insider Participation" for a discussion of the transactions with BancSecurity and Bank of the Sierra.

     In February 1994, the Company licensed the Phoenix System to First Citizens Financial Corporation ("FCFC"). Pursuant to the U.S. Bank Partners' Discount Program and because FCFC agreed for one of its banks to serve as the first commercial installation site of the Phoenix System, FCFC was given pricing concessions with an aggregate value of approximately $477,000 on license fees, implementation fees and customer and software support fees. During the year ended December 31, 1996, the Company recognized revenues from FCFC of approximately $314,000 and received from FCFC an aggregate of approximately $203,000 (not including taxes or reimbursable expenses) pursuant to its licensing arrangement with the Company. O. Jay Tomson, the chairman of the board and chief executive officer of First Citizens National Bank, the holding Company for FCFC, is a director of the Company. In January 1995, the Company licensed the Phoenix System to Glenview State Bank. Pursuant to the U.S. Bank Partners' Discount Program, Glenview State Bank was given a discount with an aggregate value of approximately $164,000. During the year ended December 31, 1996, the Company recognized revenues from Glenview State Bank of approximately $776,000 and received from Glenview State Bank an aggregate of approximately $430,000 (not including taxes or reimbursable expenses) pursuant to its licensing arrangement with the Company. Paul A. Jones, the president of Glenview State Bank, is a director of the Company. In December 1995, the Company licensed the Phoenix System to Iowa Savings Bank. Pursuant to the U.S. Bank Partners' Discount Program, Iowa Savings Bank was given a discount with an aggregate value of approximately $123,000. During the year ended December 31, 1996, the Company recognized revenues from Iowa Savings Bank of approximately $102,000 and received from Iowa Savings Bank an aggregate of approximately $47,000 (not including taxes or reimbursable expenses) pursuant to its licensing arrangement with the Company. William C. Hess, the president of Iowa Savings Bank, is a director of the Company.

     The transactions under the U.S. Bank Partners' Discount Program are on terms more favorable to officers, directors and principal shareholders of the Company than they could obtain in a transaction with an unaffiliated third party. Each of the transactions under the U.S. Bank Partners' Discount Program was approved by a majority of the independent directors of the Company, and any additional contracts under that program will be approved by a majority of the independent directors of the Company. All future transactions, except for contracts pursuant to the U.S. Bank Partners' Discount Program, between the Company and its officers, directors, principal shareholders and their affiliates will be approved by a majority of independent directors of the Company and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

     In March 1996 and as amended in December 1996, the Company and Unisys Corporation ("Unisys") entered into a software license agreement, whereby Unisys exclusively markets the Phoenix System to banks in Central and South America, Mexico, the Caribbean and Bermuda. Under the agreement, Unisys purchased $1,550,000 of licenses for resale in these territories in 1996 and is committed to purchase $450,000 of licenses in 1997. Unisys paid $633,000 in 1996 and $210,000 through February 28, 1997 pursuant to the license purchases. Jack A. Blaine, Corporate Senior Vice President and President, Pacific Asia Americas Group of Unisys, was a director of the Company during 1996. Mr. Blaine decided not to stand for reelection and his term terminates at the Annual Meeting.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act") that might incorporate this Proxy Statement or future filings with the Commission, in whole or in part, the following report and the Stock Performance Chart which follows shall not be deemed to be incorporated by reference into any such filing.

     The Compensation and Stock Option Committee (the "Committee") consists of the following members of the Board: Ronald E. Fenton; James C. Holly (Chairman); and Bahram Yusefzadeh (non-voting member). The Committee reviews and determines the Company's executive compensation objectives and policies and administers the March Plan and October Plan. The Committee reviews and sets the compensation of the Company's Chief Executive Officer and certain other highly compensated executive officers.

     The objectives of the Company's executive compensation program are to: (i) attract, retain and motivate highly talented and productive executives; (ii) provide incentives for superior performance by paying above-average compensation; and (iii) align the interests of the executive officers with the interests of the Company's shareholders by basing a significant portion of compensation upon the Company's performance. The Company's executive compensation program combines the following three components, in addition to the benefit plans offered to all employees: base salary (including cash provided for automobile allowances); annual bonus; and long-term incentive compensation consisting of stock option grants. Each component of the Company's executive compensation program serves a specific purpose in meeting the Company's objectives.

     It is the Company's policy to set base salary levels, annual bonuses and long-term incentive compensation above an average of select corporations to which the Company compares its executive compensation. The Company selects such corporations on the basis of a number of factors, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs (including the extent to which they rely on bonuses and other contingent compensation) and the availability of compensating information. The corporations with which the Company compares its compensation are not necessarily those included in the indices used to compare the shareholder return in the Stock Performance Graph. Further, the corporations selected for such comparison may vary from year to year based upon market conditions and changes in both the Company's and the corporations' businesses over time. The Company believes that above-average compensation levels are necessary to attract and retain high caliber executives necessary for the successful conduct of the Company's business.

     Base salary. The Committee annually reviews the salaries of the Company's executives. When setting base salary levels, in a manner consistent with the objectives outlined above, the Committee considers competitive market conditions for executive compensation, Company performance and individual performance.

     The measures of individual performance considered in setting 1996 salaries included, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors such as the Company's historical and recent financial performance in the principal area of responsibility of the officer (including such measures as gross margin, net income, sales, customer count and market share), the individual's progress toward non-financial goals within his area of responsibility, individual performance, experience and level of responsibility and other contributions made to the Company's success. The Committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual officers. As is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

     Annual bonus. The Company's cash bonus program seeks to motivate executives to work effectively to achieve the Company's financial performance objectives and to reward them when those objectives are met. Executives' bonus payments are based upon the overall profitability of the Company.

     Long-term incentive compensation.  The Company believes that option grants:
(i) align executives interests with shareholder interests by creating a direct link between compensation and shareholder return; (ii) give executives a significant, long-term interest in the Company's success; and (iii) help retain key executives in a competitive market for executive talent.

     The March Plan and October Plan authorize the Committee to grant stock options to executives. Option grants are made from time to time to executives whose contributions have or will have a significant impact on the Company's long-term performance. The Company's determination of whether option grants are appropriate each year is based upon individual performance measures established for each individual. Options are not necessarily granted to each executive during each year. Generally, options granted to executive officers vest in equal annual installments over a period of three to four years and expire ten years from the date of grant.

     Benefits. The Company believes that it must offer a competitive benefit program to attract and retain key executives. During Fiscal 1996, the Company provided medical and other benefits to its executive officers that are generally available to the Company's other employees.

     Compensation of the Chief Executive Officer. The Chief Executive Officer's compensation plan includes the same elements and performance measures as the plans of the Company's other executive officers. The Compensation and Stock Option Committee believes that Mr. Yusefzadeh's total compensation reflects the unique contributions that he makes to the Company's long-term strategic performance as one of the leading innovators of the financial services technology industry. Mr. Yusefzadeh's salary and bonus for the year ended December 31, 1996 increased 1% and 426%, respectively, over his salary and bonus for the previous fiscal year. The Committee believes that such increases are appropriate based upon the Company's financial performance, including earnings per share, revenue growth and cash flow from operations.

     Submitted by: James C. Holly (Chairman)
                   Ronald E. Fenton
                   Bahram Yusefzadeh (non-voting member)

STOCK PERFORMANCE GRAPH

     The chart below compares the cumulative total shareholder return on the Common Stock with the cumulative total return on the Nasdaq (U.S. Companies) Index and the Nasdaq Computer and Data Processing Services Index for the period commencing July 2, 1996 (the first day of trading of the Common Stock as a result of the Company's initial public offering) and ending December 31, 1996, assuming an investment of $100 and the reinvestment of any dividends. The base price for the Company's stock is the initial public offering price of $12.00 per share. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Common Stock.

                                                                                Nasdaq
                                         Phoenix In-                         (Computer &
         Measurement Period              ternational       Nasdaq (U.S.     Data Process-          Perr
        (Fiscal Year Covered)             Ltd., Inc.        Companies)      ing Services)      Group(2)(3)
07/02/96                                            100               100               100               100
12/31/96                                            144               108               106                95

           PROPOSAL NO. 2: APPROVAL AND RATIFICATION OF THE ADOPTION
                      OF AN AMENDMENT TO THE OCTOBER PLAN

     On January 24, 1997, the Board approved an amendment to the October Plan to increase the number of shares available for issuance as incentive stock options or non-qualified options under the October Plan from 250,000 to 500,000. At the Annual Meeting, the shareholders are being asked to approve and ratify such increase in shares available for issuance under the October Plan. The Board believes that the adoption of the amendment to the October Plan will foster good employee relations and encourage and assist employees of the Company to acquire an equity interest in the Company. In addition, the Board believes the adoption of an amendment will help align employee interest with other shareholders and help provide for the future financial security of the Company's employees. The October Plan should thereby be helpful in attracting, retaining and motivating employees. The details of the October Plan are described below. A copy of the amendment to the October Plan is attached to this Proxy Statement as Exhibit A.

     THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE OCTOBER PLAN.

DESCRIPTION OF THE OCTOBER PLAN, AS AMENDED

     Effective October 21, 1995, the Board adopted, and the Company's shareholders approved, the October Plan. The October Plan originally provided for the issuance of 50,000 shares of the Common Stock upon the exercise of options and upon awards of restricted stock of the Company. Effective May 24, 1996, the Board adopted and the shareholders approved an amendment to the October Plan which increased the number of authorized shares to 250,000. As of February 28, 1997, options to acquire approximately 230,083 shares were outstanding. Of the Named Executive Officers, only Mr. Nissen holds options under the October Plan to purchase 15,000 shares of Common Stock. No director who is not also an executive officer of the Company holds options under the October Plan.

     The purpose of the October Plan is to advance the interests of the Company, its subsidiaries and its shareholders by affording certain employees of the Company and its subsidiaries and other key persons an opportunity to acquire or increase their proprietary interests in the Company. The objective of the issuance of the options and restricted stock awards is to promote the growth and profitability of the Company and its subsidiaries because the recipients of options or restricted stock awards will have an additional incentive to achieve the Company's objectives through participation in its success and growth and by encouraging their continued association with or service to the Company. Persons eligible to participate in the October Plan consist of all employees of the Company or any subsidiary and other key persons whose participation in the October Plan the Committee determines to be in the best interests of the Company.

     Options granted under the October Plan may be incentive stock options ("ISOs"), which are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options, which are not intended to meet such requirements ("Non-Qualified Options"). ISOs must have terms of ten years or less from the date of grant and the fair market value of grants of ISOs during any year on the date of grant may not exceed $100,000. The October Plan is administered by the Compensation and Stock Option Committee (the "Committee"), having the duties and authorities set forth in such Plan in addition to any other authority granted by the Board. The Committee has the full power and authority, in its discretion, subject to the provisions of the October Plan, to interpret such Plan, to prescribe, amend, and rescind rules and regulations relating to them, to determine the details and provisions of each stock option agreement and restriction agreement, and to make all other determinations necessary or advisable for the administration of such Plan, including, without limitation, the amending or altering of such Plan and any options or restricted stock awards granted thereunder, as may be required to comply with or to conform to any federal, state, or local laws or regulations. The Committee, in its discretion, selects the recipients of awards and the number of shares or options granted thereunder and determines other matters such as (i) vesting schedules, (ii) the exercise price of options (which cannot be less than 100% of the fair market value of the Common Stock on the date of grant for ISOs) and (iii) the duration of awards (which cannot exceed ten years from the date of grant or modification of the option).

     Subject to shareholder approval, the aggregate number of shares of Common Stock reserved for the issuance of options and restricted stock awards under the October Plan will be 500,000 shares, subject to adjustment in accordance with the October Plan. Any or all shares of Common Stock subject to the October Plan may be issued in any combination of ISOs, Non-Qualified Options or restricted stock awards, and the amount of Common Stock subject to the October Plan may be increased from time to time, provided that the total number of shares of Common Stock issuable pursuant to ISOs may not be increased to more than 500,000 (other than pursuant to anti-dilution adjustments) without shareholder approval. Shares subject to an option or issued as a restricted stock award may be either authorized and unissued shares or shares issued and later reacquired by the Company. The shares covered by any unexercised portion of an option that has terminated for any reason, or any forfeited portion of a restricted stock award, may again be optioned or awarded under the October Plan, and such shares shall not be considered as having been optioned or issued in computing the number of shares of Common Stock remaining available for options or restricted stock awards under the October Plan.

CERTAIN FEDERAL INCOME TAX EFFECTS

     The following discussion of the federal income tax consequences of the October Plan is intended to be a summary of applicable federal income tax law. State and local tax consequences may differ.

     ISOs. A participant is not taxed on the grant or exercise of an ISO. The difference between the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If a participant holds the shares acquired upon exercise of an ISO for at least two years following grant and at least one year following exercise, the participant's gain, if any, by a subsequent disposition of such shares will be treated as long term capital gain for federal income tax purposes. The measure of the gain is the difference between the proceeds received on disposition and the participant's basis in the shares (which generally equals the exercise price). If the participant disposes of stock acquired pursuant to exercise of an ISO before satisfying the one and two year holding periods described above, the participant will recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the participant's adjusted basis in the stock (usually the option exercise price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such disposition will be long term capital gain if the stock had been held for at least one year following exercise of the ISO. The Company is not entitled to an income tax deduction on the grant or the exercise of an ISO or on the participant's disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to an income tax deduction in the year the participant disposes of the shares, in an amount equal to the ordinary income recognized by the participant.

     Non-Qualified Options. A participant is not taxed on the grant of a Non-Qualified Option. Upon exercise, however, the participant recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares on the date of the exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the participant as ordinary income. Any gain on subsequent disposition of the shares is long term capital gain if the shares are held for at least one year following exercise. The Company does not receive an income tax deduction for this gain.

     Restricted Stock. Generally, and except as noted below, the grant of restricted stock is not taxable at the time of the grant. Instead, at the time restricted stock vests or becomes transferable, an employee will recognize ordinary income equal to (i) the excess of the fair market value of such restricted stock on the date the shares vest over (ii) the price, if any, paid for such restricted stock. An employee may, however, elect to recognize income as of the date of grant of the restricted stock, in an amount equal to (i) the excess of the fair market value of the restricted stock on the date of grant over (ii) the price, if any, paid for the restricted stock. If such an election is made, no additional income will be recognized at the time the stock vests or becomes transferable. In the event of a subsequent forfeiture of the shares, an employee making such an election may be able to recognize a capital loss with respect to the amount, if any, paid for such restricted stock, but only to the extent such amount exceeds the amount realized by such employee on such forfeiture. The employee will not be able to recognize a loss for tax purposes with respect to the excess of fair market value over the purchase price which was previously included in income. Dividends paid on the shares of restricted stock before they vest will be taxed to the employee either as additional compensation or, if the employee has made the election described above, as dividend income.

                PROPOSAL NO. 3: APPROVAL OF THE AMENDMENT TO THE
                           ARTICLES OF INCORPORATION
                    INCREASING THE AUTHORIZED CAPITAL STOCK

     The Company's presently authorized capital stock consists of 30,000,000 shares, of which 20,000,000 are shares of Common Stock and 10,000,000 are shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). On February 28, 1997, 3,862,721 shares of Common Stock were outstanding and 726,174 shares of Common Stock were reserved for issuance in connection with options, warrants and convertible securities. No shares of Preferred Stock are currently outstanding. Thus, as of such date, 15,411,105 shares of Common Stock and 10,000,000 shares of Preferred Stock remain unreserved and available for future issuance.

     The Board has approved, and is recommending to the shareholders for approval at the Annual Meeting, the amendment of Article II of the Company's Amended and Restated Articles of Incorporation, (the "Articles of Incorporation") to increase the number of shares of capital stock and Common Stock that the Company is authorized to issue to 60,000,000 and 50,000,000, respectively. The proposed amendment does not change the number of shares of Preferred Stock that the Company is authorized to issue.

     The Board believes it is desirable to increase the authorized shares of Common Stock for future use for acquisitions, financings, stock dividends or other corporate purposes. Subject to rules of Nasdaq and Florida law applicable to certain types of transactions, the Board generally will have the power to issue such shares without shareholder approval. All newly authorized shares would have the same rights as presently authorized shares, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid. Under the Articles of Incorporation, shareholders do not have preemptive rights. Accordingly, the issuance of additional shares of Common Stock might dilute, under certain circumstances, the ownership interest and voting rights of shareholders.

     The issuance of additional shares of Common Stock by the Company also may potentially have an antitakeover effect by making it more difficult to obtain shareholder approval of various actions, such as a merger or removal of management. Issuance of authorized shares of Preferred Stock could also make it more difficult to obtain shareholder approval of such actions as a merger, bylaw changes, removal of a director or amendments to the Articles of Incorporation, particularly in light of the power of the Board to specify certain rights and preferences of the Preferred Stock, such as voting rights, without shareholder approval.

     The Company has in place certain other provisions which may have an antitakeover effect. The Company's Board has been divided into three classes serving staggered three-year terms. The Company's Bylaws restrict business combinations with interested shareholders under certain circumstances and impose higher voting requirements for the approval of certain transactions. In addition, the Bylaws include a provision requiring that any shareholder who wishes to make a nomination for director at an annual shareholders' meeting must give written notice to the Company at least 90 days in advance of the meeting. This requirement will afford the Board adequate time to consider the qualifications of the proposed nominee and determine an appropriate response. These provisions may discourage some persons from attempting to acquire control of the Company by potentially lengthening the time required for a person to acquire control of the Company through a proxy contest or the election of a majority of the directors.

     Except for utilization in connection the those shares reserved for issuance in connection with options, warrants or convertible securities, the Company currently has no specific plans or arrangements for the use of the additional shares of Common Stock, the authorization of which is sought hereby.

     The approval of the amendment to the Articles of Incorporation requires the affirmative vote of a majority of the shares of Common Stock outstanding.
Article II of the Articles of Incorporation, as proposed to be amended, is attached to this Proxy Statement as Exhibit B.

     THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED CAPITAL STOCK.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file reports of securities ownership and changes in such ownership with the SEC and Nasdaq. Officers, directors and greater than 10% beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, during Fiscal 1996, its executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that one report covering one transaction was filed late by each of Jack A. Blaine and Ruann F. Ernst. Mr. Blaine and Ms. Ernst have since filed their respective forms.

                              INDEPENDENT AUDITORS

     The Company selected the firm of Ernst & Young LLP to serve as the independent auditors for the Company for the year ended December 31, 1996. That firm has served as the auditors for the Company since 1993. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

                                 OTHER MATTERS

     The Board knows of no amendment or variation of the matters referred to in the Notice of the Annual Meeting and of no other business to be brought before the Annual Meeting. However, if any amendment, variation or other matter is properly brought before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the Annual Meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

       SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS

     Regulations of the Commission require Proxy Statements to disclose the date by which shareholder proposals must be received by the Company in order to be included in the Company's proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if they wish a proposal to be included in the Company's Proxy Statement and form of proxy relating to the 1998 annual meeting, a written copy of their proposal must be received at the principal executive offices of the Company no later than January 16, 1998. To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested. Proposals must comply with the proxy rules relating to stockholder proposals in order to be included in the Company's proxy materials.

                                 ANNUAL REPORT

     The Company's 1996 Annual Report to Shareholders is concurrently being mailed to shareholders. The Annual Report contains consolidated financial statements of the Company and the report thereon of Ernst & Young LLP, independent auditors.

DATED: APRIL 10, 1997

     SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE WILL BE APPRECIATED.

                                                                       EXHIBIT A

                            SECOND AMENDMENT TO THE
                        PHOENIX INTERNATIONAL LTD., INC.

            1995 STOCK OPTION PLAN, EFFECTIVE AS OF OCTOBER 21, 1995

     WHEREAS, the Board of Directors of Phoenix International Ltd., Inc., a Florida corporation (the "Company"), adopted the Phoenix International Ltd., Inc. 1995 Stock Option Plan (the "October Plan"), effective as of October 21, 1995, and recommended that it be approved by the shareholders; and

     WHEREAS, the shareholders adopted the October Plan pursuant to written consents dated on or before December 31, 1995; and

     WHEREAS, the purpose of the October Plan is to advance the interests of the Company, its subsidiaries and its shareholders by affording certain employees of the Company and its subsidiaries and other key persons an opportunity to acquire or increase their proprietary interests in the Company; and

     WHEREAS, effective May 24, 1996, the Board of Directors approved and the shareholders ratified certain amendments to the October Plan (the "First Amendment"); and

     WHEREAS, on January 24, 1997, the Board of Directors approved the following further amendment to the October Plan and recommended that such amendments be approved by the shareholders;

     NOW, THEREFORE, the October Plan is hereby amended as follows:

          1. Defined Terms. Initially capitalized terms used in this Amendment, which are not otherwise defined by this Amendment, are used with the same meaning ascribed to such terms in the October Plan.

        2. Amendment.

             a. The first paragraph of Section 4.1 of the October Plan is amended to read as follows:

                4.1 Limitations. Subject to any antidilution adjustment pursuant to the provisions of Section 4.2 hereof, the maximum number of shares of Stock that may be issued hereunder shall be 500,000. Any or all shares of Stock subject to the Plan may be issued in any combination of Incentive Stock Options, non-Incentive Stock Options or Restricted Stock, and the amount of Stock subject to the Plan may be increased from time to time in accordance with Article VIII, provided that the total number of shares of Stock issuable pursuant to Incentive Stock Options may not be increased to more that 500,000 (other than pursuant to antidilution adjustments) without shareholder approval. Shares subject to an Option or issued as an Award may be either authorized and unissued shares or shares issued and later acquired by the Company. The shares covered by any unexercised portion of an Option that has terminated for any reason (except as set forth in the following paragraph), or any forfeited portion of an Award, may again be optioned or awarded under the Plan, and such shares shall not be considered as having been optioned or issued in computing the number of shares of Stock remaining available for option or award hereunder.

             3. Effectiveness. This Amendment shall not become effective unless and until such provisions are approved by at least a majority vote of the holders of the outstanding capital stock of the Company present, or represented, and entitled to vote on such matter at a meeting of shareholders duly called and convened within one year following the date hereof.

          4. Approval. Except as hereinabove amended and modified, the October Plan is approved, ratified and affirmed without further modification or amendment.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of January 24, 1997, in accordance with the authority provided by the Board of Directors.

                                          PHOENIX INTERNATIONAL LTD., INC.

                                          By:      /s/ BAHRAM YUSEFZADEH
                                            ------------------------------------
                                            Name: Bahram Yusefzadeh
                                            Title: Chief Executive Officer

                                                                       EXHIBIT B

                                   ARTICLE II

                                 CAPITAL STOCK

     The aggregate number of shares of capital stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares of voting common stock, par value $0.01 per share (the "Common Stock").

     In addition to the Common Stock, the Corporation shall have the authority, exercisable by its Board of Directors, to issue ten million (10,000,000) shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), any part or all of such shares of Preferred Stock may be established and designated from time to time by the Board of Directors by filing an amendment to these Amended and Restated Articles of Incorporation, which is effective without shareholder action, in accordance with the appropriate provisions of the Act, and any amendment or supplement thereto (a "Preferred Stock Designation"), in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the votes of the Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.

                                                                        APPENDIX
                       PROXY SOLICITED FOR ANNUAL MEETING
                               OF SHAREHOLDERS OF
                        PHOENIX INTERNATIONAL LTD., INC.
                            TO BE HELD MAY 16, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

   The undersigned hereby constitutes and appoints Bahram Yusefzadeh and Ralph
H. Reichard and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of Common Stock of Phoenix International Ltd., Inc. ("Phoenix") that the undersigned would be entitled to vote at the 1997 Annual Meeting of Shareholders of Phoenix to be held at the Corporate Headquarters, 500 International Parkway, Heathrow, Florida on Friday, May 16, 1997 at 10:00 a.m., local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR THE PROPOSAL TO AMEND THE PHOENIX INTERNATIONAL LTD., INC. 1995 STOCK OPTION PLAN EFFECTIVE AS OF OCTOBER 21, 1995, FOR THE PROPOSAL TO AMEND THE AMENDED AND RESTATED ARTICLES OF INCORPORATION AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

   PLEASE MARK, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
1. ELECTION OF DIRECTORS:

  Class I Nominees (terms expire 2000):

       RUANN F. ERNST       WILLIAM C. HESS       O. JAY TOMSON

  [ ]  FOR all nominees listed                                      [ ]  WITHHOLD AUTHORITY
       (except as marked to the contrary)                                to vote for all nominees voted
  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), WRITE THAT NOMINEE'S NAME(S) IN THE SPACE PROVIDED
   BELOW.)

2. PROPOSAL to amend the Phoenix International Ltd., Inc. 1995 Stock Option Plan, effective as of October 21, 1995.

                   [ ] FOR       [ ] AGAINST       [ ]ABSTAIN

3. PROPOSAL to amend the Amended and Restated Articles of Incorporation to increase the authorized capital stock.

                   [ ] FOR       [ ] AGAINST       [ ]ABSTAIN

4. IN THEIR DISCRETION, to act upon such other business as may properly come before the meeting or any adjournment thereof.

                                             Dated:

                                            -----------------------------------,
                                             1997

                                             -----------------------------------
                                                 Signature of Shareholder(s)

                                             -----------------------------------
                                                 Signature of Shareholder(s)

                                             Please sign exactly as name or
                                             names appear hereon. Where more
                                             than one owner is shown, each
                                             should sign. Persons signing in a
                                             fiduciary or representative
                                             capacity shall give full title. If
                                             a corporation, please sign in full
                                             corporate name by authorized
                                             officer. If a partnership, please
                                             sign in partnership name by
                                             authorized person.